Exhibit 11

Consent of Independent Public Accounting Firm

We hereby consent to the inclusion in the Form 1-A of RoyaltyTraders LLC of the Armanino, LLP audit report dated June 12, 2024, relating to the financial statements of RoyaltyTraders LLC as of and for the years ended December 31, 2023 and 2022, which appear in this Form 1-A.

/s/ Armanino LLP
St. Louis, Missouri

October 18, 2024